Filed Pursuant to Rule 433
Dated December 13, 2006
Registration Statements
No. 333-125571
No. 333-120692
Liberty Property Limited Partnership
$300,000,000 5.500% Senior Notes due 2016
This information supplements the information contained in the preliminary prospectus supplement dated December 13, 2006 to Prospectus dated July 11, 2005.

Issuer:	Liberty Property Limited Partnership

Type of Offering:	SEC Registered

Ranking:	Senior Unsecured

Principal Amount:	$300,000,000

Maturity Date:	December 15, 2016

Trade Date:	December 13, 2006

Settlement Date:	T + 3, December 18, 2006

Benchmark Treasury:	4.625% November 15, 2016

Treasury Yield:	4.575%

Spread to Benchmark Treasury:	+ 102 bps

Interest Accrual Date:	December 18, 2006

Public Offering Price:	99.281%

Underwriting Discount	0.65%

Coupon:	5.500%

Yield to Maturity:	5.595%

Interest Payment Dates:	Each June 15 and December 15, commencing June 15, 2007

Optional Redemption:	Make-whole call @ T + 15 bps

CUSIP	53117CAK8

Ratings:	Baa2 / BBB / BBB+

Joint Book-Running Managers:	Banc of America Securities LLC, Goldman, Sachs & Co.,
J.P. Morgan Securities Inc.

Co-Lead Managers:	Citigroup Global Markets Inc., Credit Suisse
Securities (USA) LLC, Morgan Stanley & Co.
Incorporated, UBS Securities LLC, Wachovia Capital
Markets, LLC

Allocation:	Principal Amount

Banc of America Securities LLC	90,000,000

Goldman, Sachs & Co.	90,000,000

J.P. Morgan Securities Inc.	90,000,000

Citigroup Global Markets Inc.	6,000,000

Credit Suisse Securities (USA) LLC	6,000,000

Morgan Stanley & Co. Incorporated	6,000,000

UBS Securities LLC	6,000,000

Wachovia Capital Markets, LLC	6,000,000

Total	$300,000,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JPMorgan collect at 1-212-834-4533.